AMALGAMATION AGREEMENT

THIS AMALGAMATION AGREEMENT dated for reference the 10th day of December, 1998

BETWEEN:

PACIFIC ROYAL VENTURES LTD., a company incorporated in the Province of British Columbia and having an office at Suite 1212 - 1030 West Georgia Street, Vancouver, British Columbia, V6E 2Y3

(hereinafter called "Pacific")

AND:

RODERA DIAMOND CORP., a company incorporated in the Province of British Columbia and having an office at c/o 98 Corporate Group Resources Ltd., Box 1020, Suite 1480-885 West Georgia Street Vancouver, British Columbia, V6C 3E8

(hereinafter called "Rodera")

WHEREAS:

A. The parties hereto (hereinafter collectively called the "Amalgamating Companies") have agreed, upon the conditions as herein set forth, to amalgamate into one company pursuant to the provisions of the Company Act, to be known by the name "Pacific Rodera Ventures Inc." (hereinafter called the "Amalco") with the Memorandum of Articles hereinafter provided and upon the terms and conditions. hereinafter contained;

B. The authorized capital of Pacific consists of 100,000,000 common shares without par value of which 5,914,087 are issued and outstanding;

C. The authorized capital of Rodera consists of 100,000,000 common shares without par value of which 8,001,702 Common shares are issued and outstanding;

D. Each of the Amalgamating Companies has made full and complete disclosure to the other of all their respective assets and liabilities; and

E. It is desirable that the amalgamation of the Amalgamating Companies should take effect from February 10, 1999, or as soon thereafter as practicable;

NOW THEREFORE, in consideration of the premises and the mutual covenants, agreements and conditions herein contained, the parties hereto covenant and agree, each with the other, as follows:

1. DEFINITIONS

1.1 In this Amalgamation Agreement the following expressions will have the following meanings:

(a) "Amalgamation" means the amalgamation of the Amalgamating Companies pursuant to the Company Act as provided herein;

(b) "Amalgamation Agreement" means the agreement contained herein;

(c) "Amalco" means the company resulting from the amalgamation of the Amalgamating Companies;

(d) "Amalco Shares" means the common shares without par value of Amalco issued to each shareholder of the Amalgamating Companies (other than Dissenting Shareholders) pursuant to the Amalgamation;

(e) "Amalgamating Companies" means the companies which are parties to the Amalgamation Agreement and which will be amalgamated pursuant to the Company Act as provided herein and "Amalgamating Company" means either one of them;

(f) "Articles" means the articles of Amalco;

(g) "Company Act" means the Company Act of the Province of British Columbia, R.S.B.C. 1996, Chapter 62, and amendments thereto;

(h) "Court" means the Supreme Court of the Province of British Columbia;

(i) "Dissenting Shareholders" means holders of Pacific Shares or Rodera Shares who exercise rights of dissent under the Company Act with respect to the Amalgamation;

(j) "Effective Date" means the date specified in the Certificate of Amalgamation to be issued by the Registrar pursuant to Subsection (d) of Section 250 of the Company Act as the date of the Amalgamation;

(k) "Exchange" means the Vancouver Stock Exchange;

(1) "Pacific" means Pacific Royal Ventures Ltd.;

(m) "Information Circular" means the joint management information circular jointly prepared by Pacific and Rodera for distribution to the holders of Pacific and Rodera Shares in relation to each of the Amalgamating Companies' extraordinary general meetings to be held consecutively on January 18, 1999;

(n) "Pacific Shares" means the issued and outstanding common shares without par value in the capital of Pacific;

(o) "Pacific Statements" means the audited financial statements of Pacific for the twelve months ended November 30, 1997, together with the notes thereto and interim unaudited financial statements for the period ended September 30, 1998;

(p) "Pacific Warrants" means outstanding share purchase warrants issued by Pacific, the particulars of which are set forth in Schedule "D" hereto;

(q) "Rodera" means Rodera Diamond Corp.;

(r) "Rodera Convertible Notes" means the Rodera convertible notes, particulars of which are set out in Section 3 of Schedule "E" hereto;

(s) "Rodera Shares" means the issued and outstanding common shares without par value in the capital of Rodera;

(t) "Rodera Special Warrants" means the Rodera bonus special warrants, particulars of which are described in Section 2 of Schedule "E" hereto;

(u) "Rodera Statements" means the audited financial statements of Rodera for the twelve months ended March 31, 1998, together with the notes thereto and interim unaudited financial statements for the period ended September 30, 1998;

(v) "Rodera Warrants" means outstanding share purchase warrants issued by Rodera, the particulars of which are set forth in Section 1 of Schedule "E" hereto;

(w) "Registrar" means the Registrar of Companies for the Province of British Columbia; and

(x) "Shareholder" means when used in reference to shares of an Amalgamating Company, the person for the time being entered on the register of members of the Amalgamating Company, in respect of the shares.

2. COVENANT TO AMALGAMATE

2.1 The Amalgamating Companies will amalgamate under Section 247 of the Company Act and will continue as one company under the name and with the Memorandum and Articles provided herein, and Amalco will be seized of and hold and possess all the property, rights and interest, and will be r and approved by the Directors of the Amalgamating Companies and all necessary regulatory authorities.

5. MEMORANDUM

5.1 The form of Memorandum of Amalco to be approved in writing by the Registrar pursuant to Section 248 of the Company Act is attached as Schedule "A" hereto.

6. ARTICLES

6.1 The form of Articles of Amalco as approved in writing by the Registrar pursuant to the provisions of Section 248 of the Company Act is attached as Schedule "B" hereto.

7. REGISTERED OFFICE

7.1 The registered office of Amalco will, until changed in accordance with the Company Act and the Articles of Amalco, be c/o Campney & Murphy, 2100-1111 West Georgia Street, Vancouver, British Columbia V6X I K9.

8. RECORDS OFFICE

8.1 The records office of Amalco will, until changed in accordance with the Company Act and the Articles of Amalco, be Suite 2100, 1111 West Georgia Street, Vancouver, British Columbia, V7X IK9.

8.2 The registrar and transfer agent of Amalco shall be Montreal Trust Company of Canada, Vancouver, British Columbia, V6C 3B9.

9. AUDITORS

9.1 The auditors of Amalco shall be Minni Bella & Co., Certified General Accountants, of Suite 1104-750 West Pender Street, Vancouver, British Columbia V6C 2T8, and the directors of Amalco may from time to time fix the remuneration of the auditors.

10. NUMBER OF DIRECTORS

10.1 The number of directors of Amalco will, until otherwise determined, be five (5).

11. FIRST DIRECTORS

11.1 The full names, addresses and occupations of the directors of Amalco will be as set forth in Section 1 of Schedule "C" attached hereto and the said directors will, unless otherwise determined in accordance with the Articles of Amalco, hold office until their successors are duly appointed.

11.2 The directors set forth in Section 1 of Schedule "C" hereto will carry on and continue the management and operations of Amalco in such manner as they will determine, subject to and in accordance with the Articles of Amalco.

11.3 The respective managements of Pacific and Rodera will each have a right to appoint two members of the board of Amalco and the fifth member of the board of directors of Amalco shall be an individual acceptable to both Pacific and Rodera.

12. FIRST OFFICERS

12.1 The full names, addresses and offices of the officers of Amalco are set forth in Section 2 of Schedule "C" attached hereto and the said officers will, unless otherwise determined in accordance with the Articles of Amalco, hold office until their successors are duly appointed.

13. FINANCIAL MATTERS

13.1 The financial year end of Amalco will be November 30, until changed by the Directors of Amalco.

14. FIRST ANNUAL GENERAL MEETING

14.1 The first Annual General Meeting of Amalco will be held in the month of May, 1999, or so soon thereafter as Amalco may, by resolution of its Directors, determine, provided that, if required, an extension will be obtained from the Registrar of Companies pursuant to Section 139(2) of the Company Act and such other approvals as may be necessary will be obtained.

15. EXCHANGE OF SHARES

15.1 The issued and outstanding shares in the capital of each of the Amalgamating Companies will be exchanged for issued and outstanding shares of Amalco on the following basis, subject to adjustment for fractions in accordance with the provisions of Section 19.1 hereof:

(a) five (5) Pacific Shares will be exchanged for one (1) issued and outstanding fully paid and non-assessable Common share(s) without par value in the capital of Amalco; and

(b) eight (8) Rodera Shares will be exchanged for one (1) issued and outstanding fully paid and non-assessable Common share(s) without par value in the capital of Amalco;

15.2 After issuance of the Certificate of Amalgamation of Amalco by the Registrar, the Shareholders of each Amalgamating Company may, at any time, surrender the certificate or certificates representing the shares of the Amalgamating Company held by them respectively to Amalco for cancellation and in exchange for the receipt, without charge, of certificates for Amalco Shares on the basis set forth in Section 15.1, subject to adjustments for fractions in accordance with the provisions of Section 19.1.

15.3 Until surrender and exchange pursuant to Section 15.2, the share certificate or certificates representing shares of an Amalgamating Company held by each Shareholder will be evidence of that Shareholder's right to be registered as a member of Amalco.

16. EXCHANGE OF WARRANTS AND OTHER RIGHTS TO ACQUIRE SHARES

16.1 The Pacific Warrants which are issued and outstanding immediately prior to the Effective Date shall, on and from the Effective Date, become exercisable for the number of Amalco Shares calculated in accordance with the ratio set out in Section 15.1 (a) above which the holder would have been entitled to receive as a result of the Amalgamation if, on the Effective Date, the holder had exercised the Pacific Warrants and been the registered owner of the Pacific Shares issuable on their exercise.

16.2 Each Rodera Warrant, Rodera Special Warrant and Rodera Convertible Note which is issued and outstanding immediately prior to the Effective Date shall, on and from the Effective Date, become exercisable for the number of Amalco Shares calculated in accordance with the ratio set out in Section 15.1(b) above which the holder would have been entitled to receive as a result of the Amalgamation if, on the Effective Date, the holder had exercised the Rodera Warrant, Rodera Special Warrant or Rodera Convertible Note (as the case may be) and had been the registered owner of the Rodera Shares issuable on their exercise.

17. DISSENTING SHAREHOLDERS

17.1 Dissenting Shareholders who:

(a) ultimately are entitled to be paid fair value for their Pacific Shares or Rodera Shares, as the case may be, shall be deemed to have had their Pacific Shares or Rodera Shares, as the case may be, cancelled on the Effective Date and Amalco shall not be required to recognize such holders as shareholders of Amalco from and after the Effective Date and the names of such holders shall be deleted from the register of holders of the Amalco Shares from and after the Effective Date; and

(b) ultimately are not entitled to be paid fair value, for any reason, for their Pacific Shares or Rodera Shares, as the case may be, shall be deemed to have had their Pacific Shares or Rodera Shares, as the case may be, cancelled on the Effective Date, and shall be deemed to have been issued the Amalco Shares on the Effective Date as provided in Section 15.1 hereof.

18. UNISSUED SHARES

18.1 The unissued shares of each of the Amalgamating Companies will not be exchanged for Amalco Shares and will be cancelled.

19. FRACTIONS

19.1 No fractional Amalco Shares will be issued upon the Amalgamation, and in the event that a Shareholder of shares in any of the Amalgamating Companies would, but for this Section, have been entitled on the Amalgamation to receive a whole number and a fraction of an Amalco Share in exchange for all of the shares in the capital of the applicable Amalgamating Company registered in his name, the Shareholder will receive one whole Amalco Share for each such fraction which is greater than or equal to one-half and no share of Amalco for each such fraction which is less than one-half.

20. AUTHORIZED CAPITAL

20.1 The authorized capital of Amalco will consist of one hundred million (100,000,000) common shares without par value.

21. RIGHTS AND OBLIGATIONS OF AMALCO

21.1 From the Effective Date, Amalco will be seized of and will hold and possess all the assets, property, rights and interests and will be subject to all the debts, liabilities and obligations of each of the Amalgamating Companies including any obligations to Dissenting Shareholders under Section 207 of the Company Act and all the Shareholders of each of the Amalgamating Companies will be bound by the terms of this Amalgamation Agreement.

22. RIGHTS OF CREDITORS

22.1 The rights of creditors against the property, rights and assets of the Amalgamating Companies and all liens upon their property, rights and assets will be unimpaired by the Amalgamation and all debts, contracts, liabilities and duties of the Amalgamating Companies, including the outstanding Rodera Convertible Notes totalling $250,000, will henceforth attach to Amalco as of the Effective Date and may be enforced against it to the same extent as if the said debts, contracts, liabilities and duties had been incurred or contracted by it. Pacific and Rodera each acknowledge that the Rodera Convertible Notes totalling $250,000 are bona fide debts of Rodera and as such, will become bona fide debts of Amalco as of the Effective Date.

23. LEGAL PROCEEDINGS

23.1 No action or proceeding by or against any of the Amalgamating Companies will abate or be affected by the Amalgamation, but for all the purposes of such action or proceeding the Amalgamating Companies may be deemed still to exist, or Amalco may be substituted in such action or proceeding in the place thereof.

24. COVENANTS

24.1 Each of the parties covenants and agrees with the other parties that it will, until the day following the Effective Date or as provided below:

(a) use its best efforts to obtain all necessary consents, assignments, waivers or amendments or terminations to any instruments and take such other measures as may be appropriate to fulfil its obligations under and to carry out the transactions contemplated by this Amalgamation Agreement;

(b) convene, as soon as possible, an extraordinary general meeting of its Shareholders for the purpose of adopting this Amalgamation Agreement as required by the Company Act;

(c) use its best efforts to cause each of the conditions precedent set forth in Section 29 hereof to be complied with on or before the Effective Date;

(d) not allot or issue any shares in its capital or enter into any agreement except this Amalgamation Agreement providing for or contemplating the issue of shares in its capital, except the issue of shares pursuant to options or other rights disclosed herein;

(e) not declare dividends;

(f) not sell all or any part of its assets, or otherwise enter into any transactions or negotiations which could reasonably be expected to interfere with or be inconsistent with the consummation of the Amalgamation;

(g) not amend its constating documents; or

(h) not incur any further liabilities out of the ordinary course of business.

If this Amalgamation Agreement has been adopted by each of the Amalgamating Companies by affixing its common seal thereto in the presence of a duly authorized director and by its Shareholders as required by the Company Act, the parties will jointly and together, at such time as the directors of the Amalgamating Companies may determine, make all applications to the Court required to be made under the provisions of Section 249 of the Company Act.

25. REPRESENTATIONS AND WARRANTIES

25.1 Pacific represents and warrants to Rodera, with the,intent that Rodera will rely thereon in entering into this Amalgamation Agreement and in completing the transactions contemplated herein, that:

(a) Pacific is a company duly incorporated, validly existing and in good standing under the Company Act and has the corporate power and authority to own or lease its assets as now owned or leased and to carry on its business as now carried on and holds all necessary federal, provincial and municipal governmental licences, permits and authorizations in connection therewith;

(b) the execution and delivery of this Amalgamation Agreement has been duly approved by its board of directors and, subject only to adoption at its meeting of shareholders as contemplated herein, and the satisfaction of any and all conditions contained herein, this Amalgamation Agreement constitutes a legal valid and binding obligation enforceable against it in accordance with its terms;

(c) the authorized capital of Pacific consists of one hundred million common shares without par value of which 5,914,087 Pacific Shares are validly issued and outstanding at the date hereof as fully paid and non-assessable shares;

(d) Pacific has the corporate power and authority, to enter into this Amalgamation Agreement;

(e) Pacific has no indebtedness in favour of any person other than the outstanding judgment debt referred to in Section 25.1(v);

(f) no person, firm or corporation has any agreement, warrant or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Pacific, except for the Pacific Warrants;

(g) Pacific is the owner of its assets free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever, save and except as otherwise previously disclosed to Pacific in writing, and is exclusively entitled to possess and dispose of same.;

(h) the Pacific Statements present fairly the financial position of Pacific and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(i) there have been no changes since September 30, 1998 in the condition, financial or otherwise, or in the results of operations of Pacific as shown on or reflected in the Pacific Statements which have had or may reasonably be expected to have a materially adverse effect on the business, prospects, property, financial condition or results of operations of Pacific taken as a whole, except as disclosed in the Information Circular;

(j) none of the execution and delivery of this Amalgamation Agreement, the consummation of the Amalgamation or the fulfilment of and compliance with the terms and provisions hereof will (i) result in or constitute a default under, the memorandum or articles of Pacific or any material agreement to which Pacific is a party or by which any Pacific assets are bound, (ii) constitute an event which would permit any party to any agreement with Pacific to terminate such agreement or to accelerate the maturity of any material indebtedness of Pacific or other material obligation of Pacific, or (iii) result in the creation or imposition of any material encumbrance upon the Pacific Shares or any assets of Pacific;

(k) except as set out in Section 25.1(v), there is no legal, arbitrable, governmental or other action, proceeding or investigation pending or threatened against or otherwise affecting Pacific or any of its assets and, to the best of the knowledge of Pacific's directors and senior officers, no event or events have occurred that could give rise to any such action, proceeding or investigation;

(1) Pacific has not declared or paid any dividend or otherwise made any distribution of any kind or nature to any of its shareholders, and, since September 30, 1998, Pacific has not disposed of or entered into any agreement to dispose of any of its assets or incurred indebtedness except in the ordinary cause of its business or as otherwise previously disclosed in writing to Rodera;

(m) Pacific is in material compliance with all applicable governmental laws, by-laws, regulations and orders relevant to Pacific's corporate existence, operations or properties;

(n) Pacific is a "reporting issuer" as defined in the securities legislation of British Columbia, and is not in default of any filings required to be made pursuant thereto or the regulations made thereunder;

(o) the Pacific Shares are listed for trading on the Exchange;

(p) to the best of the knowledge and belief of Pacific's directors and officers, after reasonable inquiry, the information in the Information Circular relating to Pacific is correct and complete in all material respects and does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made;

(q) there is no material indebtedness of Pacific which is not disclosed or reflected in the Pacific Statements;

(r) Pacific has no employment, consulting or management contracts or commitments with any party, except as set forth in Schedule "F" hereto;

(s) Pacific has not guaranteed or agreed to guarantee any indebtedness or other obligation of any third party;

(t) all tax returns and reports of Pacific required by law to be filed to the date hereof have been filed and are true, complete and correct and all taxes required to be paid have been paid;

(u) Pacific has no material obligations to any person other than as disclosed in the Pacific Statements and other than obligations incurred in the ordinary course of business between the most recent date of the Pacific Statements and the Effective Date, none of which are material; and

(v) Pacific is not party to or affected by any lawsuit or litigation other than the outstanding judgment obtained the 28th day of May, 1997 pursuant to which Pacific was ordered to pay to Mike King the sum of $118,380, plus costs for unpaid accrued wages, car allowance, medical coverage and contractual termination payout.

25.2 Rodera represents and warrants to Pacific with the intent that Pacific will rely thereon in entering into this Amalgamation Agreement and in completing the transactions contemplated herein, that:

(a) Rodera is a company duly continued, validly existing and in good standing under the Company Act and has the corporate power and authority to own or lease its assets as now owned or leased and to carry on its business as now carried on and holds all necessary federal, provincial and municipal governmental licences, permits and authorizations in connection therewith;

(b) the execution and delivery of this Amalgamation Agreement has been duly approved by its board of directors and, subject only to adoption at its meeting of shareholders as contemplated herein, and the satisfaction of any and all conditions contained herein, this Amalgamation Agreement constitutes a legal valid and binding obligation enforceable against it in accordance with its terms;

(c) the authorized capital of Rodera consists of one hundred million common shares without par value of which 8,001,702 Rodera Shares are validly issued and outstanding at the date hereof as fully paid and non-assessable shares;

(d) Rodera has the corporate power and authority, to enter into this Amalgamation Agreement;

(e) except as stated in Section 22.1, Rodera has no indebtedness in favour of any person;

(f) no person, firm or corporation has any agreement, warrant or option, or any right capable of becoming an agreement, warrant or option, for the purchase of any unissued shares in the capital of Rodera, except for the Rodera Warrants, the Rodera Special Warrants and the Rodera Convertible Notes;

(g) Rodera is the owner of its assets free and clear of any mortgage, lien, charge, security interest, adverse claim or other encumbrance whatsoever, save and except as otherwise previously disclosed to Rodera in writing, and is exclusively entitled to possess and dispose of same;

(h) the Rodera Statements present fairly the financial position of Rodera and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis;

(i) there have been no changes since September 30, 1998 in the condition, financial or otherwise, or in the results of operations of Rodera as shown on or reflected in the Rodera Statements which have had or may reasonably be expected to have a materially adverse effect on the business, prospects, property, financial condition or results of operations of Rodera taken as a whole, except as disclosed in the Information Circular;

(j) none of the execution and delivery of this Amalgamation Agreement, the consummation of the Amalgamation or the fulfilment of and compliance with the terms and provisions hereof will (i) result in or constitute a default under, the memorandum or articles of Rodera or any material agreement to which Rodera is a party or by which any Rodera assets are bound, (ii) constitute an event which would permit any party to any agreement with Rodera to terminate such agreement or to accelerate the maturity of any material indebtedness of Rodera or other material obligation of Rodera, or (iii) result in the creation or imposition of any material encumbrance upon the Rodera Shares or any assets of Rodera;

(k) there is no legal, arbitrable, governmental or other action, proceeding or investigation pending or threatened against or otherwise affecting Rodera or any of its assets and, to the best of the knowledge of Rodera's directors and senior officers, no event or events have occurred that could give rise to any such action, proceeding or investigation;

(1) Rodera has not declared or paid any dividend or otherwise made any distribution of any kind or nature to any of its shareholders, and, since September 30, 1998, Rodera has not disposed of or entered into any agreement to dispose of any of its assets or incurred indebtedness except in the ordinary cause of its business or as otherwise previously disclosed in writing to Pacific;

(m) Rodera is in material compliance with all applicable governmental laws, by-laws, regulations and orders relevant to Rodera's corporate existence, operations or properties;

(n) Rodera is a "reporting issuer" as defined in the securities legislation of British Columbia, and is not in default of any filings required to be made pursuant thereto or the regulations made thereunder;

(o) the Rodera Shares are listed for trading on the Exchange;

(p) to the best of the knowledge and belief of Rodera's directors and officers, after reasonable inquiry, the information in the Information Circular relating to Rodera is correct and complete in all material respects and does not contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances in which they were made;

(q) there is no material indebtedness of Rodera which is not disclosed or reflected in the Rodera Statements;

(r) Rodera has no employment, consulting or management contracts or commitments with any party, except as set forth in Schedule "G" hereto;

(s) Rodera has not guaranteed or agreed to guarantee any indebtedness or other obligation of any third party;

(t) all tax returns and reports of Rodera required by law to be filed to the date hereof have been filed and are true, complete and correct and all taxes required to be paid have been paid;

(u) Rodera has no material obligations to any person other than as disclosed in the Rodera Statements and other than obligations incurred in the ordinary course of business between the most recent date of the Rodera Statements and the Effective Date, none of which are material; and

(v) Rodera is not party to any lawsuit or litigation.

26. AMENDMENT

26.1 The Amalgamating Companies may, by resolution of their respective Directors and written agreement, agree to any amendment, alteration or modification of this Amalgamation Agreement which the Registrar, the Court, or any other authority having jurisdiction may require or as contemplated by Section 29.1, and all amendments, alterations and modifications so agreed to will be binding upon the Amalgamating Companies without further notification to or approval of Shareholders, whether or not approval of Shareholders has already been obtained.

27. EFFECTIVE DATE

27.1 The Amalgamation herein will take effect and go into operation as of the Effective Date when this Amalgamation Agreement has been adopted and approved as required by law. From and after the Effective Date, Amalco will be seized of and will hold and possess all the properties, rights and interests and will be subject to all debts, liabilities and obligations of each of the Amalgamating Companies without any further deeds, transfers or conveyances as fully and effectually and to all intents and purposes as the same are now held by each of the Amalgamating Companies respectively, and the Board of Directors of Amalco will have full power to carry the Amalgamation into effect and to perform such acts as are necessary or proper for such purpose. The provisions of this Section 27.1 will be deemed to include any of the effects, rights or privileges provided by law as incidental to or resulting from the Amalgamation and not hereby specifically provided.

28. TERMINATION

28.1 Notwithstanding the fact that the respective Shareholders of the Amalgamating Companies have approved this Amalgamation Agreement, at any time prior to the issuance of the Certificate of Amalgamation by the Registrar, both but not less than both of the Amalgamating Companies may by resolution of their respective Directors, terminate and abandon this Amalgamation Agreement and all rights of any of the parties hereto will thereby be at an end and this Amalgamation Agreement will be of no further force or effect whatsoever.

28.2 In the event that the Registrar, the Court, or any other authority having jurisdiction require any amendment, alteration or modification of the share exchange ratios referred to in Section 15.1 in any material respect, either of the Amalgamating Companies may, by written notice to the other, elect to terminate and abandon this Amalgamation Agreement and this Amalgamation Agreement will be of no further force or effect whatsoever.

29. CONDITIONS PRECEDENT

29.1 Subject to Section 29.2 hereof, this Amalgamation Agreement shall have no force and effect whatsoever and shall be null and void unless:

(a) each party has completed its due diligence prior to January 18, 1999;

(b) the Amalgamation Agreement and the Amalgamation have been adopted by the Shareholders of each of the Amalgamating Companies as required by the Company Act;

(c) immediately prior to the Effective Date there are no material adverse changes in the financial position or assets or liabilities of any of the Amalgamating Companies and except as affected by the transactions contemplated by this Amalgamation Agreement;

(d) neither of the Amalgamating Companies shall have received prior to the last day on which a Dissenting Shareholder may give notice pursuant to Section 249 of the British Columbia Act (the "Objection Date"), written objections to the Amalgamation from Dissenting Shareholders of either Pacific or Rodera, as the case may be, which would require that Amalgamating Company to acquire its Shares from Dissenting Shareholders (excluding directors and officers of that Amalgamating Company) for an aggregate purchase price which exceeds $50,000 ;

(e) all representations and warranties of an Amalgamating Company contained in Section 25 will be true and correct in all material respects immediately prior to the Effective Date except for such changes as are referred to or provided herein or agreed to in writing by the other Amalgamating Company; and

(f) the approval of the Court and all securities regulatory authorities having jurisdiction over the subject matter hereof has been obtained.

29.2 If any condition set out in Section 29.1 (other than paragraph 29.1(6) or 29.1(f)) shall not be fulfilled or performed, the party entitled to the benefit of such condition shall be entitled to terminate this Amalgamation Agreement or to waive the condition; provided that if, either Amalgamating Company (the "Company with Objections") receives sufficient written objections to the Amalgamation pursuant to paragraph 29.1(d) such that the condition is not fulfilled, the following shall apply:

(a) the right of the other Amalgamating Company to terminate the Amalgamation Agreement pursuant to this Section 29.2 shall be held in abeyance for a period of thirty (30) days following the Objection Date;

(b) during such thirty (30) day period, the Company with Objections shall use reasonable efforts to procure one or more purchasers for such number of its shares held by Dissenting Shareholders, such that the aggregate purchase price payable by the Company with Objections to all Dissenting Shareholders (excluding directors and officers of the Company with Objections) for their shares will not exceed $50,000;

(c) the other Amalgamating Company may, during such thirty (30) day period, attempt to procure one or more purchasers for such number of the shares of the Company with Objections held by Dissenting Shareholders, such that the aggregate purchase price payable by the Company with Objections to the Dissenting Shareholders (excluding directors and officers of the Company with Objections) for their shares will not exceed $50,000; and

(d) the other Amalgamating Company shall be entitled to terminate this Amalgamation Agreement for non-fulfilment of the condition set out in paragraph 29.1 (d) only if, upon the expiration of such thirty (30) day period, there are insufficient written commitments from one or more purchasers to acquire such number of shares from Dissenting Shareholders as shall be sufficient to reduce the aggregate purchase price payable by the Company with Objections to all Dissenting Shareholders (excluding directors and officers of the Company with Objections) for their shares to $50,000 or less.

30. DUE DILIGENCE

30.1 Each of the Amalgamating Companies agrees to:

(a) make available to the other all information with respect to the business and affairs of such company for the purpose of enabling the other to perform due diligence to its satisfaction;

(b) to keep strictly confidential all information which it learns about the business and affairs of the other by reason of such due diligence investigations; and

(c) at the request of the other, execute and deliver a form of confidentiality agreement prior to the conduct of any due diligence.

31. RESTRICTION ON RAISING ADDITIONAL CAPITAL

31.1 Prior to the Effective Date, each of the Amalgamating Companies will not issue any securities without the consent of the other, unless the securities are issued for the purpose of raising funds for direct exploration and/or development of the properties jointly owned by the Amalgamating Companies as of November 25, 1998. For greater certainty, any funds raised for expenditure with respect to existing properties as at the date of this Amalgamation Agreement will not subsequently be re-directed to any other properties or for any other purpose without the approval of the other company, which approval will not be unreasonably withheld.

32. MANAGEMENT AND ADMINISTRATIVE FEES

32.1 From November 1, 1998 until the Effective Date, neither of the Amalgamating Companies will accrue or pay management fees in excess of $5,000 per month or administrative fees in excess of $5,000 per month.

33. APPROVALS

33.1 Each of the Amalgamating Companies agree to use its best efforts to obtain all regulatory, shareholder and Court approvals as are necessary for the Amalgamation in a timely manner.

33.2 The parties agree that after the Amalgamation, Amalco will use their best efforts to take such steps as are necessary to obtain approval from the Exchange for the listing of Amalco Shares.

34. FURTHER ASSURANCES

34.1 The Amalgamating Companies will execute and deliver and complete any and all other documents or instruments necessary to give full force and effect to the provisions and intent of this Amalgamation Agreement.

35. HEADINGS

35.1 The headings of all sections have been inserted for convenience of reference only and will not affect the construction or interpretation of this Amalgamation Agreement.

36. NOTICES

36.1 All notices which may or are required to be given pursuant to any provisions of this Amalgamation Agreement will be given or made in writing and will be served personally, and in the case of:

(a) PACIFIC ROYAL VENTURES LTD., addressed to:

Suite 1212 - 1030 West Georgia Street

Vancouver, B.C. V6E 2H3

(b) RODERA DIAMOND CORP., addressed to:

c/o 98 Corporate Group Resources Ltd.

Box 1020, Suite 1480 - 885 West Georgia Street

Vancouver, B.C. V6C 3E8

or such other address as & parties may, from time to time, advise to the other party hereto by notice in writing. The date of receipt of any such notice will be deemed to be the date of delivery.

37. GENERAL

37.1 This Amalgamation Agreement will be binding upon and enure to the benefit of the parties hereto and their respective successors.

37.2 No party may assign its rights or obligations under this Amalgamation Agreement without the prior written consent of the other parties hereto.

37.3 This Amalgamation Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the parties have hereunto caused their common seals to be affixed in the presence of their respective officers duly authorized in that behalf the day and year first above written.

THE COMMON SEAL of PACIFIC ROYAL

VENTURES LTD. was hereunto affixed in the

presence of:

C/S

/s/ "Harry Chew"

Authorized Signatory

THE COMMON SEAL of RODERA DIAMOND

CORP. was hereunto affix d in the presence of:

C/S

/s/ "Derek Huston"

Authorized Signatory

SCHEDULE"A"

TO AMALGAMATION AGREEMENT

BETWEEN PACIFIC ROYAL VENTURES LTD.

AND RODERA DIAMOND CORP.

(Form of Memorandum approved by the Registrar of Companies)

COMPANY ACT

MEMORANDUM

OF

PACIFIC RODERA VENTURES INC.

1. The name of the Company is Pacific Rodera Ventures Inc.

2. The authorized capital of the Company consists of 100,000,000 Common Shares without par value.

SCHEDULE "B"

TO AMALGAMATION AGREEMENT

BETWEEN PACIFIC ROYAL VENTURES LTD.

AND RODERA DIAMOND CORP.

(Form of Articles approved by the Registrar of Companies)

SCHEDULE "C"

Section 1: Directors of Amalco
Name	Occupation
Harry Chew

Secretary, CFO and a director of Pacific, and President of Myntek Management Services Inc. President and a director of Cugold Ventures, Pacific Stratus Ventures Ltd., Artemis Ventures Inc., and Cierra Pacific Ventures Ltd.

3628 W. 35th Avenue
Vancouver, B.C.
V6N 2N7

David J.L. Williams	President and a director of Pacific, President of TWE Enterprises Ltd., director of Cierra Pacific Ventures Ltd., Cugold Ventures Ltd., Cypress Minerals Corp., and Pacific Stratus Ventures Ltd.
1124 Millstream Road
West Vancouver, B.C.
V75 2C7

Derek Huston

President and a director of Rodera, and a director/officer of Antler Resources Ltd., Consolidated Newgate Resources, Consolidated Sarabat Gold Corp., Cypress Minerals Corp., Everest Mines and Minerals, Geonova Explorations Inc., Northpoint Resources Ltd., ITL Capital Corporation, International Riley Resources, Toltec Resources Ltd.

4254 Golf Drive
North Vancouver, B.C.
V7G 1A1

Donald Huston	Director of Rodera and a director/officer of A.M.R. Corporate Group Ltd., BMA Mining Corporation, Consolidated Sarabat Gold Corp., Cypress Minerals Corp., ITL Capital Corp.
561 Fairway Drive
North Vancouver, B.C.
V7G lAl

Paul Andrews	Independent oil and gas engineering consultant
236 Varsity Crescent N.W.
Calgary, Alberta
T3B 2Z6

Section 2: Officers of Amalco
Name	Office
Harry Chew	Chief Financial Officer and Secretary
Derek Huston	Vice-President, Corporate Relations
David J. L. Williams	President
Geoffrey Hampson	Vice-President, Finance

SCHEDULE "D"

Particulars of Outstanding Warrants of Pacific Royal Ventures Ltd.

1. Warrants for 900,000 shares exercisable at a price of $0.45 per share and expiring March 27, 2000; and

2. Warrants for 1,170,000 shares exercisable at $0.28 per share, and expiring December 13, 1998.

SCHEDULE "E"

Rodera Diamond Corp.

Section 1: Particulars of Outstanding Warrants

Warrants for 350,000 shares at a price of $0.15 per share if exercised on or before June 26, 1999 and at a price of $0.17 per share if exercised after June 26, 1999 but on or before June 26, 2000.

Section 2: Particulars of Outstanding Rodera Special Warrants

Bonus special warrants convertible into 200,000 shares without further payment. The bonus special warrants were issued as consideration for a loan to Rodera in the aggregate amount of $250,000.

Section 3: Particulars of Outstanding Rodera Convertible Notes

Pursuant to a convertible promissory note in the aggregate principal amount of $250,000, Rodera has allotted up to 2,000,000 common shares for issuance, at the option of the holder, without further payment, into a maximum of 1,000,000 units. The convertible promissory notes will be converted on the basis of one unit for each $0.25 of principal outstanding on the loan on the date of conversion. Each unit will consist of one common share of Rodera and one share purchase warrant. Each warrant will have a term of two years from the date of conversion and will be exercisable for additional common shares of Rodera at a price of $0.25 per share in the first year and at $0.30 in the second year.

SCHEDULE "F"

Employment, consulting and management contracts entered into by Pacific Royal Ventures Ltd.

Nil.

SCHEDULE "G"

Employment, consulting and management contracts entered into by Rodera Diamond Corp.

1. Management Agreement dated October 1, 1997 between Rodera, D.A. Huston & Associates and Derek Huston as amended on August 1, 1998.